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                                                                 Exhibit 99.1


                                                     FOR IMMEDIATE RELEASE
                                                     SEPTEMBER 16, 2004
                                                     FOR FURTHER INFORMATION
                                                     CONTACT SHANNON FRANKO
                                                     (219) 853-7585


                DR. ANTHONY PUNTILLO ELECTED TO NORTHWEST INDIANA
                           BANCORP BOARD OF DIRECTORS

                  Munster, Indiana---The board of directors for the NorthWest Indiana Bancorp, the holding company for Peoples Bank, announced the election by the board of Anthony M. Puntillo, DDS, MSD to the board of directors. Dr. Puntillo was elected to fill a vacancy on the board of the Bancorp as well as Peoples Bank.

         "We are extremely pleased to welcome Dr. Puntillo to Peoples Bank," said David A. Bochnowski, Chairman and CEO of both the Bancorp and Peoples Bank. "Tony's energy, entrepreneurial business success, and proven leadership ability will enhance our community banking philosophy as well as our corporate governance process," Bochnowski noted.

         Dr. Puntillo will serve on the Bancorp's Asset Liability and Corporate Governance committees. "As a resident of Porter County, Tony will also bring insight into the planned expansion of our banking centers into new trade territories," Bochnowski said.

         Dr. Puntillo earned his Bachelor of Science Degree from the University of Notre Dame and his Master of Science in Dentistry and Doctorate of Dental Surgery from Indiana University. He is a practicing orthodontist with offices in Merrillville, Crown Point, and Schererville, Indiana.

         He has served as President of the Indiana Association of Orthodontists, President of the Northwest Indiana Dental Society, and President of Catholic Family Services of Porter County. Dr. Puntillo has also been active on the board of Catholic Charities of Northwest Indiana. He resides in Chesterton with his wife Mary Carol and their three children.


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